EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 2023, with respect to the consolidated financial statements of Pure Cycle Corporation, which report appears in the Annual Report on Form 10-K for the year ended August 31, 2023.

/s/ FORVIS, LLP

Denver, Colorado

April 16, 2024